Exhibit 99.1
FICO Announces Earnings of $6.42 per Share
for Fourth Quarter Fiscal 2025

Revenue of $516 million vs. $454 million in prior year

BOZEMAN, Mont.--(BUSINESS WIRE)--November 5, 2025--FICO (NYSE:FICO), a global analytics software leader, today announced results for its fourth fiscal quarter ended September 30, 2025.

Fourth Quarter Fiscal 2025 GAAP Results
Net income for the quarter totaled $155.0 million, or $6.42 per share, versus $135.7 million, or $5.44 per share, in the prior year period. Fourth quarter results included a pre-tax charge of $10.9 million for restructuring, or $0.34 per share after tax.
Net cash provided by operating activities for the quarter was $223.7 million versus $226.5 million in the prior year period.

Fourth Quarter Fiscal 2025 Non-GAAP Results
Non-GAAP Net Income for the quarter was $187.0 million versus $163.2 million in the prior year period. Non-GAAP EPS for the quarter was $7.74 versus $6.54 in the prior year period. Free cash flow was $210.8 million for the current quarter versus $219.4 million in the prior year period. The Non-GAAP financial measures are described in the financial table captioned “Non-GAAP Results” and are reconciled to the corresponding GAAP results in the financial tables at the end of this release.

Fourth Quarter Fiscal 2025 GAAP Revenue
The company reported revenues of $515.8 million for the quarter as compared to $453.8 million reported in the prior year period, an increase of 14%.
“I am very proud of our performance in FY25, another record year for FICO,” said Will Lansing, chief executive officer. “I am also pleased to provide FY26 guidance, which includes even stronger growth than we achieved in FY25.”
Revenues for the fourth quarter of fiscal 2025 for the company’s two operating segments were as follows:
•Scores revenues, which include the company’s business-to-business (B2B) scoring solutions, and business-to-consumer (B2C) solutions, were $311.6 million in the fourth quarter, compared to $249.2 million in the prior year period, an increase of 25%. B2B revenue increased 29%, primarily attributable to a higher mortgage origination scores unit price. B2C revenue increased 8% from the prior year period due to increased revenue from our myFICO.com business and our indirect channel partners.
•Software revenues, which include the company’s analytics and digital decisioning technology, were flat year over year with $204.2 million in the fourth quarter, compared to $204.6 million in the prior year period. Software Annual Recurring Revenue on September 30, 2025 was up 4% year-over-year, consisting of a 16% increase in platform ARR and a 2% decline in non-platform ARR. The total Software Dollar-Based Net Retention Rate was 102% on September 30, 2025, with platform software at 112% and non-platform software at 97%.

Outlook
The company is providing the following guidance for fiscal 2026:

Fiscal 2026 Guidance
Revenues	$2.35 billion
GAAP Net Income	$795 million
GAAP EPS	$33.47
Non-GAAP Net Income	$907 million
Non-GAAP EPS	$38.17

The Non-GAAP financial measures are described in the financial table captioned “Reconciliation of Non-GAAP Guidance.”

Company to Host Conference Call
The company will host a webcast on November 5, 2025, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to report its fourth quarter fiscal 2025 results and provide various strategic and operational updates. The call can be accessed at FICO's web site at www.fico.com/investors. A replay of the webcast will be available on our Past Events page through November 5, 2026.

About FICO
FICO (NYSE: FICO) powers decisions that help people and businesses around the world prosper. Founded in 1956, the company is a pioneer in the use of predictive analytics and data science to improve operational decisions. FICO holds more than 200 U.S. and foreign patents on technologies that increase profitability, customer satisfaction and growth for businesses in financial services, insurance, telecommunications, health care, retail and many other industries. Using FICO solutions, businesses in more than 80 countries do everything from protecting four billion payment cards from fraud, to improving financial inclusion, to increasing supply chain resiliency. The FICO® Score, used by 90% of top U.S. lenders, is the standard measure of consumer credit risk in the U.S. and has been made available in over 40 other countries, improving risk management, credit access and transparency.

Learn more at https://www.fico.com/en

Join the conversation at https://x.com/FICO_corp & https://www.fico.com/blogs/

For FICO news and media resources, visit https://www.fico.com/en/newsroom

FICO is a registered trademark of Fair Isaac Corporation in the U.S. and other countries.

Statement Concerning Forward-Looking Information
Except for historical information contained herein, the statements contained in this news release that relate to FICO or its business are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the impact of macroeconomic conditions on FICO’s business, operations and personnel, the success of the Company’s business strategies, the maintenance of its existing relationships and ability to create new relationships with customers, distributors and other business partners, its ability to continue to develop new and enhanced products and services and to enter new markets, its ability to recruit and retain key technical and managerial personnel, competition, regulatory changes applicable to the use or costs of consumer credit and other data, the failure to protect such data, the failure to realize the anticipated benefits of any acquisitions, or divestitures, and material adverse developments or uncertainty in global economic conditions or in the markets or industries that the Company serves. Additional information on these risks and uncertainties and other factors that could affect FICO’s future results are described from time to time in FICO’s SEC reports, including its Annual Report on

Form 10-K for the year ended September 30, 2024 and its subsequent filings with the SEC. If any of these risks or uncertainties materializes, FICO’s results could differ materially from its expectations. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. FICO disclaims any intent or obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise.

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2025	September 30, 2024
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$134,136	$150,667
Accounts receivable, net	529,148	426,642
Prepaid expenses and other current assets	41,881	40,104
Total current assets	705,165	617,413
Marketable securities	54,625	45,289
Property and equipment, net	67,713	38,465
Operating lease right-of-use assets	26,213	29,580
Goodwill	783,340	782,752
Other assets	231,077	204,385
Total assets	$1,868,133	$1,717,884
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable and other accrued liabilities	$146,933	$102,285
Accrued compensation and employee benefits	115,369	106,103
Deferred revenue	187,372	156,897
Current maturities on debt	399,541	15,000
Total current liabilities	849,215	380,285
Long-term debt	2,656,150	2,194,021
Operating lease liabilities	19,187	21,963
Other liabilities	89,365	84,294
Total liabilities	3,613,917	2,680,563

Stockholders’ deficit	(1,745,784)	(962,679)
Total liabilities and stockholders’ deficit	$1,868,133	$1,717,884

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Quarter Ended September 30,		Year Ended September 30,
	2025	2024	2025	2024
	(In thousands, except per share data)
Revenues:
On-premises and SaaS software	$182,393	$181,707	$740,145	$711,340
Professional services	21,806	22,899	82,149	86,536
Scores	311,552	249,203	1,168,575	919,650
Total revenues	515,751	453,809	1,990,869	1,717,526
Operating expenses:
Cost of revenues	91,176	89,574	353,722	348,206
Research and development	50,953	44,208	188,347	171,940
Selling, general and administrative	125,544	122,757	513,028	462,834
Amortization of intangible assets	—	92	—	917
Restructuring charges	10,922	—	10,922	—
Total operating expenses	278,595	256,631	1,066,019	983,897
Operating income	237,156	197,178	924,850	733,629
Other expense, net	(34,697)	(25,795)	(122,255)	(91,604)
Income before income taxes	202,459	171,383	802,595	642,025
Provision for income taxes	47,445	35,692	150,649	129,214
Net income	$155,014	$135,691	$651,946	$512,811
Earnings per share:
Basic	$6.48	$5.54	$26.90	$20.78
Diluted	$6.42	$5.44	$26.54	$20.45
Shares used in computing earnings per share:
Basic	23,909	24,501	24,239	24,676
Diluted	24,160	24,950	24,561	25,079

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended September 30,
	2025	2024
	(In thousands)
Cash flows from operating activities:
Net income	$651,946	$512,811
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,952	13,827
Share-based compensation	156,667	149,439
Changes in operating assets and liabilities	(18,547)	(20,485)
Other, net	(26,211)	(22,628)
Net cash provided by operating activities	778,807	632,964
Cash flows from investing activities:
Purchases of property and equipment	(8,922)	(8,884)
Capitalized internal-use software costs	(30,485)	(16,667)
Net activity from marketable securities	(4,312)	(2,442)
Net cash used in investing activities	(43,719)	(27,993)
Cash flows from financing activities:
Proceeds from revolving line of credit and term loans	725,000	947,000
Payments on revolving line of credit and term loans	(1,368,750)	(602,000)
Proceeds from issuance of senior notes	1,500,000	—
Proceeds from issuance of treasury stock under employee stock plans	32,823	25,006
Taxes paid related to net share settlement of equity awards	(204,593)	(139,188)
Repurchases of common stock	(1,414,502)	(821,702)
Other, net	(20,307)	(2,039)
Net cash used in financing activities	(750,329)	(592,923)
Effect of exchange rate changes on cash	(1,290)	1,841
Increase (decrease) in cash and cash equivalents	(16,531)	13,889
Cash and cash equivalents, beginning of year	150,667	136,778
Cash and cash equivalents, end of year	$134,136	$150,667

FAIR ISAAC CORPORATION
NON-GAAP RESULTS
(Unaudited)

	Quarter Ended September 30,		Year Ended September 30,
	2025	2024	2025	2024
	(In thousands, except per share data)
GAAP net income	$155,014	$135,691	$651,946	$512,811
Amortization of intangible assets	—	92	—	917
Restructuring charges	10,922	—	10,922	—
Share-based compensation expense	32,379	39,982	156,667	149,439
Income tax adjustments	(10,833)	(10,134)	(41,393)	(38,083)
Excess tax benefit	(529)	(2,429)	(44,159)	(29,774)
Non-GAAP net income	$186,953	$163,202	$733,983	$595,310

GAAP diluted earnings per share	$6.42	$5.44	$26.54	$20.45
Amortization of intangible assets	—	—	—	0.04
Restructuring charges	0.45	—	0.44	—
Share-based compensation expense	1.34	1.60	6.38	5.96
Income tax adjustments	(0.45)	(0.41)	(1.69)	(1.52)
Excess tax benefit	(0.02)	(0.10)	(1.80)	(1.19)
Non-GAAP diluted earnings per share	$7.74	$6.54	$29.88	$23.74

Free cash flow
Net cash provided by operating activities	$223,669	$226,478	$778,807	$632,964
Capital expenditures	(12,825)	(7,123)	(39,407)	(25,551)
Free cash flow	$210,844	$219,355	$739,400	$607,413
Note: The numbers may not sum to total due to rounding.

About Non-GAAP Financial Measures
To supplement the consolidated GAAP financial statements, the company uses the following non-GAAP financial measures: non-GAAP net income, non-GAAP EPS, and free cash flow. Non-GAAP net income and non-GAAP EPS exclude, to the extent applicable, such items as the impact of amortization expense, share-based compensation expense, restructuring and acquisition-related, excess tax benefit, and adjustment to tax valuation allowance items. Free cash flow excludes capital expenditures. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
Management uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of recurring business results including significant non-cash expenses. We believe management and investors benefit from referring to these non-GAAP financial measures in assessing our performance when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key measures used by management in its financial and operating decision-making.

FAIR ISAAC CORPORATION
RECONCILIATION OF NON-GAAP GUIDANCE
(Unaudited)

Fiscal 2026 Guidance
(In millions, except per share data)

GAAP net income	$795
Share-based compensation expense	166
Income tax adjustments	(42)
Excess tax benefit	(13)
Non-GAAP net income	$907

GAAP diluted earnings per share	$33.47
Share-based compensation expense	6.99
Income tax adjustments	(1.75)
Excess tax benefit	(0.55)
Non-GAAP diluted earnings per share	$38.17

Note: The numbers may not sum to total due to rounding.

About Non-GAAP Financial Measures
To supplement the consolidated GAAP financial statements, the company uses the following non-GAAP financial measures: non-GAAP net income, non-GAAP EPS, and free cash flow. Non-GAAP net income and non-GAAP EPS exclude, to the extent applicable, such items as the impact of amortization expense, share-based compensation expense, restructuring and acquisition-related, excess tax benefit, and adjustment to tax valuation allowance items. Free cash flow excludes capital expenditures. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
Management uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of recurring business results including significant non-cash expenses. We believe management and investors benefit from referring to these non-GAAP financial measures in assessing our performance when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key measures used by management in its financial and operating decision-making.

Contacts
Investors/Analysts:
Dave Singleton
Fair Isaac Corporation
(800) 459-7125
investor@fico.com